Exhibit 99.1

Morphic Announces Corporate Highlights and Financial Results for the Full Year 2019

WALTHAM, Mass. – February 27, 2020 – Morphic Therapeutic (NASDAQ: MORF), a biopharmaceutical company developing a new generation of oral integrin therapies for the treatment of serious chronic diseases, today reported corporate highlights and financial results for the full year 2019.

2019 and Recent Corporate Highlights:

•	Completed a successful Initial Public Offering with gross proceeds of $103.5 million
•	Announced a partnership with Janssen for the discovery of novel oral integrin inhibitors
•	Presented preclinical data supporting MORF-057 as an oral inhibitor candidate targeting α4β7; IND expected in mid-2020
•	Advanced development of MORF-720 in IPF with AbbVie, IND anticipated by year-end 2020
•	Year-end cash, cash equivalents and marketable securities of $237.0 million expected to fund operating expenses and capital expenditures requirements at least through 2022

“Morphic Therapeutic made tremendous progress in our mission to develop oral integrin therapeutics during 2019 across both the developmental and financial aspects of our business. Notably, we completed a successful IPO in July 2019 that provided us with substantial resources to advance our proprietary pipeline of integrin-targeted candidates. Further, we struck an important partnership with Janssen that supports the exploration of a broader scope of integrin drug targets,” commented Praveen Tipirneni, M.D., president and chief executive officer of Morphic Therapeutic. “Moving forward, Morphic began 2020 with important milestones that signal the near-term initiation of clinical trials of our development pipeline. We recently presented preclinical data at ECCO 2020 supporting MORF-057’s mechanism of action as being analogous to that of approved therapeutic vedolizumab, with a potentially superior target interaction profile and oral administration.”

Financial Results for the Full Year 2019

•	Net loss for the year ended December 31, 2019, was $43.3 million or $2.69 per share compared to a net loss of $23.8 million or $22.28 per share for the year ended December 31, 2018.
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Revenue was $17.0 million for the year ended December 31, 2019 compared to $3.4 million for the year ended December 31, 2018. The increase was due to collaboration agreements signed with AbbVie in October 2018 and Janssen in February 2019.

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Research and development expenses were $53.7 million for the year ended December 31, 2019 as compared to $22.6 million for the year ended December 31, 2018.  The increase was primarily attributable to higher development and manufacturing costs associated with our lead product candidates, MORF-057 and MORF-720, as well as increased personnel-related costs to support continued progress with the company’s pipeline.

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General and administrative expenses were $10.2 million for the year ended December 31, 2019, compared to $5.4 million for the year ended December 31, 2018. The increase year-over-year was primarily attributable to increased headcount and higher professional and consulting fees associated with ongoing business activities and Morphic’s costs to operate as a public company.

As of December 31, 2019, Morphic had cash, cash equivalents and marketable securities of $237.0 million, compared to $185.9 million as of December 31, 2018. Morphic believes its cash, cash equivalents and marketable securities as of December 31, 2019, will be sufficient to fund operating expenses and capital expenditure requirements at least through 2022.

About Morphic Therapeutic

Morphic Therapeutic is a biopharmaceutical company developing a new generation of oral integrin therapies for the treatment of serious chronic diseases, including autoimmune, cardiovascular and metabolic diseases, fibrosis and cancer. In collaboration with AbbVie, Janssen, and Schrödinger, Morphic is advancing its pipeline and discovery activities using its proprietary MInT technology platform which leverages the Company’s unique understanding of integrin structure and biology. For more information, visit www.morphictx.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to: Morphic’s plan to develop and commercialize oral small-molecule integrin therapeutics and Morphic’s expectations about timing and ability to obtain regulatory approvals for MORF-720, MORF-057, and other candidates in development and the sufficiency of our cash, cash equivalents and investments to fund our operations. Statements including words such as “believe,” “plan,” “continue,” “expect,” “will be,” “develop,” “signal,” “potential,” or “ongoing” and statements in the future tense are forward-looking statements. These forward-looking statements involve risks and uncertainties, as well as assumptions, which, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements are subject to risks and uncertainties that may cause Morphic’s actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties related to Morphic’s ability to develop, obtain regulatory approval for and commercialize MORF-720, MORF-057, and other product candidates, the timing and results of preclinical studies and clinical trials, Morphic’s ability to protect intellectual property; and other risks set forth in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof and Morphic specifically disclaims any obligation to update these forward-looking statements or reasons why actual results might differ, whether as a result of new information, future events or otherwise, except as required by law.

- Financial Tables to Follow-

Morphic Holding Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share data)

	Year Ended December 31,
	2019	2018

Collaboration revenue - AbbVie	$10,797	$3,358
Collaboration revenue - Janssen	6,180	—
	16,977	3,358
Operating expenses:
Research and development	53,732	22,631
General and administrative	10,233	5,355
Total operating expenses	63,965	27,986
Loss from operations	(46,988)	(24,628)
Other income:
Interest income, net	4,666	871
Other expense, net	(94)	(74)
Total other income, net	4,572	797
Loss before provision for income taxes	(42,416)	(23,831)
Provision for income taxes	(912)	—
Net loss	$(43,328)	$(23,831)
Net loss per share, basic and diluted	(2.69)	(22.28)

Weighted average common shares outstanding, basic and diluted	16,101,928	1,069,762

Morphic Holding Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	December 31, 2019	December 31, 2018
Assets
Cash, cash equivalents and marketable securities	$237,016	$185,901
Other current assets	6,557	1,222
Total current assets	243,573	187,123
Other assets	3,862	2,182
Total assets	$247,435	$189,305

Liabilities, Convertible Preferred Stock and Stockholders' Equity (Deficit)
Current liabilities	$35,350	$34,903
Long-term liabilities	71,167	67,145
Total liabilities	106,517	102,048
Convertible preferred stock	—	139,809
Total stockholders' equity (deficit)	140,918	(52,552)
Total liabilities, convertible preferred stock and stockholders' equity (deficit)	$247,435	$189,305

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Contacts

Morphic Therapeutic

Chris Erdman

chris.erdman@morphictx.com

617.686.1718

Media Contact

Tom Donovan, Ten Bridge Communications

tom@tenbridgecommunications.com

857.559.3397